                                                                    EXHIBIT 2.01

                      AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF MARCH 27, 2000

                                      AMONG

                          CREDENCE SYSTEMS CORPORATION

                         CHAMPAGNE ACQUISITION CORP.,

                                       AND

                                    TMT, INC.

                                TABLE OF CONTENTS

                                                                           PAGE

Article I THE MERGER........................................................1

            1.1   Merger; Effective Time of the Merger......................1
            1.2   Closing...................................................1
            1.3   Effects of the Merger.....................................1

Article II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
            CORPORATIONS; SUPPLEMENTARY ACTION..............................2

            2.1   Effect on Capital Stock...................................2
            2.2   Payment...................................................5
            2.3   Supplementary Action......................................6

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
            SHAREHOLDERS....................................................6

            3.1   Organization, Standing and Power..........................7
            3.2   Capital Structure.........................................7
            3.3   Subsidiaries..............................................8
            3.4   Authority.................................................8
            3.5   Financial Statements.....................................10
            3.6   Absence of Undisclosed Liabilities.......................10
            3.7   Inventory................................................10
            3.8   Payables; Receivables....................................10
            3.9   Compliance with Laws.....................................12
            3.10  No Defaults..............................................12
            3.11  Litigation...............................................12
            3.12  Conduct in the Ordinary Course...........................12
            3.13  Certain Agreements.......................................14
            3.14  Employee Plans...........................................14
            3.15  Major Contracts..........................................16
            3.16  Taxes....................................................18
            3.17  Intellectual Property....................................19
            3.18  Employee Agreements......................................20
            3.19  Restrictions on Business Activities......................20
            3.20  Title to Properties; Absence of Liens and Encumbrances;
                  Condition of Equipment...................................21
            3.21  Governmental Authorizations and Licenses.................21
            3.22  Environmental Matters....................................22
            3.23  Insurance................................................25
            3.24  Labor Matters............................................25
            3.25  Customers; Backlog; Returns and Complaints...............25
            3.26  Personnel................................................25

                               TABLE OF CONTENTS
                                    (cont'd)
                                                                           PAGE

            3.27  Questionable Payments....................................26
            3.28  Third-Party Consents.....................................26
            3.29  Related Party Transactions...............................26
            3.30  Customers and Suppliers..................................26
            3.31  Products.................................................26
            3.32  Customer Commitments.....................................27
            3.33  Bank Accounts and Powers of Attorney.....................27
            3.34  Books and Records........................................27
            3.35  Material Misstatement or Omission........................27
            3.36  MissionCtrl Contract.....................................27

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........27

            4.1   Organization; Standing and Power.........................28
            4.2   Authority................................................28
            4.3   Capital Resources........................................29

Article V CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; ADDITIONAL
            AGREEMENTS.....................................................29

            5.1   Conduct of Business of the Company.......................29
            5.2   Access to Information; Provision of Interim Financial
                  Statements...............................................32
            5.3   Company Shareholders' Consent............................32
            5.4   Exclusivity; Acquisition Proposals.......................32
            5.5   Consents.................................................34
            5.6   HSR Act Filings..........................................34
            5.7   Form S-8.................................................34
            5.8   Best Efforts.............................................34
            5.9   Legal Conditions to the Merger...........................34
            5.10  Brokers or Finders; Professional Fees....................35
            5.11  Public Announcements.....................................35
            5.12  Expenses.................................................35
            5.13  Termination Fee..........................................35
            5.14  Termination of 401(K) Plan...............................36

Article VI CONDITIONS PRECEDENT............................................36

            6.1   Conditions to Each Party's Obligation to Effect the
                  Merger...................................................36
            6.2   Conditions of Obligations of Parent and Merger Sub.......37
            6.3   Conditions of Obligation of the Company..................38
            6.4   Effect of Closing........................................39

                              TABLE OF CONTENTS
                                    (cont'd)
                                                                           PAGE

Article VII RECOUPMENT, HOLDBACK AND RELATED MATTERS.......................39

            7.1   Survival of Representations, Warranties, Covenants and
                  Agreements; Recoupment, Etc..............................39
            7.2   Recoupment...............................................40
            7.3   Holdback.................................................41
            7.4   Holdback Period..........................................41
            7.5   Claims Upon the Holdback.................................41
            7.6   Resolution of Conflicts; Arbitration.....................42
            7.7   Shareholders' Agent......................................42
            7.8   Actions of the Shareholders' Agent.......................43
            7.9   Procedure with Respect to Third-Party Claims.............43
            7.10  Threshold................................................44
            7.11  Claims Under Shareholder Agreements......................44

Article VIII TERMINATION...................................................44

            8.1   Termination..............................................44

Article IX GENERAL PROVISIONS..............................................46

            9.1   Survival of Representations, Warranties, Covenants and
                  Agreements...............................................46
            9.2   Amendment................................................46
            9.3   Extension; Waiver........................................46
            9.4   Notices..................................................46
            9.5   Interpretation...........................................48
            9.6   Counterparts.............................................48
            9.7   Entire Agreement.........................................48
            9.8   No Transfer..............................................48
            9.9   Severability.............................................48
            9.10  Other Remedies...........................................48
            9.11  Further Assurances.......................................48
            9.12  Absence of Third-Party Beneficiary Rights................48
            9.13  Governing Law............................................49
            9.14  Waiver of Jury Trial.....................................49

EXHIBITS

      A        Agreement of Merger
      B        Certificate of Merger
      C1       FIRPTA Certificate
      C2       IRS Notice
      D        Employment Agreement
      E        Waiver Agreement

SCHEDULES

      2.1(d)   Holders of Company Options
      2.1(e)   Company Warrant Holders
      3.2      Holders of Company Capital Stock
      3.3      Subsidiaries
      3.6      Undisclosed Liabilities
      3.7      Inventory
      3.8      Payables; Receivables
      3.9      Compliance with Laws
      3.10     Defaults
      3.11     Litigation
      3.12     Conduct in Ordinary Course
      3.13     Certain Agreements
      3.14     Plans
      3.14(g)  Disqualified Individuals
      3.15     Major Contracts
      3.17     Intellectual Property Rights
      3.19     Restrictions on Business Activities
      3.20     Title to Properties; Absence of Liens and Encumbrances;
               Condition of Equipment
      3.21     Governmental Authorizations and Licenses
      3.22     Environmental Matters
      3.23     Insurance
      3.24     Labor Matters
      3.25(a)  Customers; Backlog
      3.25(b)  Returns and Complaints
      3.26     Personnel
      3.28     Third Party Consents
      3.29     Related Party Transactions
      3.30     Customers and Suppliers
      3.31     Products in Development
      3.32     Customer Commitments
      3.33     Bank Accounts and Powers of Attorney

          AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT"), dated as of March 27, 2000, among Credence Systems Corporation, a Delaware corporation ("PARENT"), Champagne Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and TMT, Inc., a California corporation (the "COMPANY").

            INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual covenants and agreements contained herein, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 MERGER; EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Agreement and as contemplated by the Agreement of Merger attached hereto as EXHIBIT A (the "AGREEMENT OF MERGER") and Certificate of Merger attached hereto as EXHIBIT B (the "CERTIFICATE OF MERGER"), Merger Sub will be merged with and into the Company (the "MERGER") in accordance with the applicable provisions of the Delaware Corporation Law (the "DCL") and the California General Corporation Law ("CCL"). The Agreement of Merger and Certificate of Merger provide, among other things, the manner of effecting the Merger. The Agreement of Merger and Certificate of Merger shall be executed by the Company and Merger Sub prior to the Effective Date of the Merger (as defined in this SECTION 1.1).

          Subject to the provisions of this Agreement, the Agreement of Merger and Certificate of Merger shall be filed in accordance with the DCL and CCL on the Closing Date (as defined in SECTION 1.2). The Merger shall become effective upon the later of the filing and acceptance (the date of such filing being hereinafter referred to as the "EFFECTIVE DATE OF THE Merger" and the time of such filing being hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER") of the Agreement of Merger in the State of California and Certificate of Merger in the State of Delaware.

     1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place as soon as practicable on the first business day after satisfaction or waiver of the conditions set forth in this Agreement (the "CLOSING DATE"), at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, unless a different date or place is agreed to in writing by the parties hereto.

     1.3 EFFECTS OF THE MERGER. At the Effective Time of the Merger, (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (Merger Sub and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and the Company after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (b) the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended to provide, among other things, that the authorized capital stock of the Surviving Corporation shall be 1,000 shares of common stock, (c) the Bylaws of the Company shall be the Bylaws of the Surviving Corporation, except that the number of directors shall be five, (d) the directors of the Surviving Corporation shall be Graham Siddall, Dennis Wolf, David Ranhoff,

Richard Okumoto and Gordon Leak, (e) the officers of the Surviving Corporation shall be Graham Siddall (President and Chief Executive Officer), Dennis Wolf (Executive Vice President and Chief Financial Officer), David Ranhoff (Executive Vice President and Chief Operating Officer), Richard Okumoto (Senior Vice President and General Manager) and Gordon Leak (Chief Technology Officer), and
(f) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

                                   ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATIONS; SUPPLEMENTARY ACTION

     2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub:

          (a) CAPITAL STOCK OF MERGER SUB. All issued and outstanding shares of capital stock of Merger Sub shall be converted into 1,000 shares of common stock of the Surviving Corporation.

          (b)  CANCELLATION OF CAPITAL STOCK OF THE COMPANY.

               (i) All shares of capital stock of the Company that are owned directly or indirectly by the Company or by any entity controlled by the Company shall be canceled and no stock of Parent or other consideration shall be delivered in exchange therefor. For this purpose, a controlled entity shall mean a corporation or other entity whose voting securities are owned or are otherwise controlled directly or indirectly by a parent corporation or other intermediary entity in an amount sufficient to elect at least a majority of the Board of Directors or other managers of such corporation or other entity.

               (ii) Each holder of a certificate representing shares of Company capital stock after the Effective Time of the Merger shall cease to have any rights with respect to such shares, except the right either to receive the Merger Consideration Per Share (as defined below) upon surrender of such certificate, or to exercise such holder's dissenters' rights as provided in
SECTION 2.1(F) hereof and the CCL.

          (c) CONVERSION OF CAPITAL STOCK OF THE COMPANY. Each share of Company common stock ("COMPANY COMMON STOCK") and Company Preferred Stock ("COMPANY PREFERRED STOCK" and together with Company Common Stock the "COMPANY CAPITAL STOCK") outstanding immediately prior to the Effective Time of the Merger shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right (subject to SECTION 2.2) to receive an amount in cash (the "MERGER CONSIDERATION PER SHARE") equal to the aggregate merger consideration of (A) the Adjusted Aggregate Merger Consideration (as defined below) divided by (B) the sum of (i) the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time of the Merger, and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of the Company Warrants (as defined in SECTION 2.1(E) below) outstanding immediately prior to the

Effective Time of the Merger ((i) and (ii) collectively the "CONVERTED SHARE RIGHTS"). For the purpose of this SECTION 2.1(C) the "ADJUSTED AGGREGATE MERGER CONSIDERATION" means the Aggregate Merger Consideration as reduced by the amount of any reduction on account of, or recoupment of, Damages pursuant to ARTICLE
VII. The "AGGREGATE MERGER CONSIDERATION" means an amount equal to (A) $80,000,000 LESS (B) an amount equal to the product of (i) the number of Parent Common Stock into which Assumed Company Options are exercisable in accordance with SECTION 2.1(D) and (ii) the Parent's Fair Market Value (as defined in
SECTION 2.1(D)) MINUS the exercise price of the Assumed Company Options (as adjusted pursuant to SECTION 2.1 (D)).

          (d)  ASSUMPTION OF COMPANY OPTIONS.

               (i) At the Effective Time of the Merger, each unexpired option to purchase shares of Company Common Stock whether vested or unvested (a "COMPANY OPTION") granted under the stock option plans and agreements of the Company outstanding immediately prior to the Effective Time of the Merger shall, together with those stock option plans and agreements, be assumed by Parent (an "ASSUMED COMPANY OPTION"). SCHEDULE 2.1(D) hereto sets forth a true and complete list as of the date hereof of all holders of Company Options, including the number of shares of Company Common Stock subject to such options, a breakdown as between vested and unvested options, the exercise price per share and the term of such options. On the Closing Date, the Company shall deliver to Parent an updated SCHEDULE 2.1(D) hereto current as of the Closing Date. The terms of such stock option plan and agreements and the outstanding Company Options outstanding thereunder permit the assumption of those options by the Parent as provided in this SECTION 2.1(D), without the consent or approval of the holders of those options, the Company's shareholders or otherwise. Each Company Option so assumed by Parent will continue to have, and be subject to, the same terms and conditions set forth in the documents governing such Company Option immediately prior to the Effective Time of the Merger, except that: (A) such Assumed Company Option will be exercisable for that number of whole shares of Common Stock of the Parent ("PARENT COMMON STOCK"), rounded down to the nearest share, equal to the product of (x) the number of whole shares of Company Stock that were purchasable under such Assumed Company Option immediately prior to the Effective Time of the Merger and (y) the quotient obtained by dividing (I) the Total Merger Consideration Per Share by (II) the Parent Fair Market Value (such quotient being referred as the "EXCHANGE RATIO"), where "TOTAL MERGER CONSIDERATION PER SHARE" means an amount equal to (i) $80,000,000 divided by
(ii) the sum of (1) the Converted Share Rights and (2) the number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time of the Merger, and where "PARENT FAIR MARKET VALUE" means the average daily trading price of the Parent Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days preceding the Closing Date; and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Options will be equal to the quotient obtained by dividing (x) the exercise price per share for the shares of Company Common Stock under such Assumed Company Option immediately prior to the Effective Time of the Merger by (y) the Exchange Ratio and rounding up to the next whole cent. Consistent with the terms of the Company Options and the documents governing the Company Options, the Merger will not terminate or accelerate any Company Option or any right of exercise, vesting or repurchase relating thereto with respect to shares of Parent Common Stock or Company Common Stock acquired upon exercise of such the Company Option. Holders of Company Options will not be entitled to acquire Company Capital Stock following the Merger. The parties recognize that the Parent has announced a 2 for 1 stock split of its common stock which is expected to be effected around the time of the expected Closing Date. The parties acknowledge and agree that the Parent Fair Market Value is intended to be determined on a consistent basis notwithstanding any such split. Consequently, should the Closing occur on or after the effective date of the stock split (being the date upon which the distribution of additional shares of common stock is made to the stockholders of Parent) and the look back period for the purposes of determining the Parent Fair Market Value would include one or more trading days prior to such date, the average daily trading prices for those days shall be adjusted to take account of the stock split by dividing the average daily trading price for each of those days by two.

               (ii) Holders of vested Company Options may elect to exercise such options prior to the Effective Time of the Merger and receive the Merger Consideration Per Share by providing notice of such exercise and payment of the exercise price thereof to the Company at any time prior to the Effective Time of the Merger.

               (iii) Promptly following the Effective Time of the Merger, Parent shall issue to each holder of an Assumed Company Option a document evidencing the stock options assumption by Parent. The right to receive an Assumed Company Option may not be assigned or transferred. Any attempted assignment contrary to this SECTION 2.1(D) shall be null and void.

               (iv) All outstanding rights of Company which it may hold immediately prior to the Effective Time of the Merger to repurchase shares of Company Common Stock, to the extent such rights survive the Merger (the "REPURCHASE Options"), shall be assigned to the Parent at the Effective Time of the Merger and shall continue in effect following the Merger and shall be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time of the Merger, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the assumption of the Company Options by Parent and the Exchange Ratio.

          (e)  COMPANY WARRANTS.

               (i) At the Effective Time of the Merger, each unexpired and unexercised warrant to purchase shares of the Company Common Stock (a "COMPANY WARRANT") outstanding immediately prior to the Effective Time of the Merger shall be canceled as provided in this SECTION 2.1(E). SCHEDULE 2.1(E) hereto sets forth a true and complete list as of the date hereof of all holders of the Company Warrants, including the number of shares of the Company Capital Stock subject to such warrants, the exercise price per share and the term of such Company Warrants. On the Closing Date, the Company shall deliver to Parent an updated SCHEDULE 2.1(E) hereto current as of the Closing Date. The Company represents that the Company Warrants are not subject to any vesting or other restriction. Consistent with the terms of the Company Warrants and the other documents governing the Company Warrants, the Merger will not terminate or accelerate any Company Warrant or any right of exercise or repurchase relating thereto with respect to shares of Company Capital Stock acquired upon exercise of such Company Warrant. Holders of the Company Warrants will not be entitled to acquire Company Capital Stock following the Merger.

               (ii) Holders of Company Warrants may elect to exercise such warrants prior to the Effective Time of the Merger and receive the Merger Consideration Per Share by providing notice of such exercise and payment of the exercise price thereof to the Company at any time prior to the Effective Time of the Merger. In the event that any holder of Company Warrants does not exercise such Company Warrants prior to the Effective Time of the Merger, at the Effective Time of the Merger such Company Warrants shall be converted into the right to receive in cash the difference between the Merger Consideration Per Share and the exercise price per share of Company Common Stock of such Company Warrant.

          (f) DISSENTERS' RIGHTS. If, as of the Effective Time of the Merger, holders of Company Capital Stock have properly exercised and not lost dissenters' rights in connection with the Merger under Chapter 13 of the CCL, shares of Company Capital Stock owned by them ("DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration Per Share but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CCL. The Company shall give Parent prompt notice of any demand received by the Company to require the Company to purchase shares of the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, it will not make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") who, pursuant to the provisions of the CCL, becomes entitled to payment of the value of shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of a legal obligation, after the Effective Time of the Merger, to deliver the Merger Consideration Per Share to any holder of shares of capital stock of the Company who shall have failed to make an effective purchase demand or shall have lost his status as a Dissenting Shareholder, Parent shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of capital stock of the Company, the Merger Consideration Per Share to which such Dissenting Shareholder is then entitled under this
SECTION 2.1.

     2.2   PAYMENT.

          (a) PAYMENT. The Adjusted Aggregate Merger Consideration shall be payable in up to three tranches. At Closing the Parent will pay to the shareholders an amount equal to the Aggregate Merger Consideration LESS the $8,000,000 holdback to be held by Parent pursuant to ARTICLE VII. The second tranche shall be payable upon the first anniversary of the Closing and shall be in an amount equal to the Holdback as reduced by any Damages recouped pursuant to ARTICLE VII and LESS any amount withheld in respect of unresolved claims in respect of Damages in accordance with ARTICLE VII. The third tranche (if necessary) shall be payable upon the final determination and resolution of all such unresolved claims and shall be in an amount equal to the balance of the Holdback LESS the finally determined amount of the Damages related to such unresolved claims. Payments by Parent at Closing shall be by certified check,
(i) to the holders of Company Capital Stock, for each share of Company Capital Stock for which a certificate is delivered to Parent together with a W-9 or W-8 form (as applicable) duly completed and (ii) to the holders of Company Warrants, in the amounts provided for in this Agreement; PROVIDED, HOWEVER, that Parent shall pay via wire transfer upon the Closing any funds so payable to any shareholder entitled to receive $100,000 or more who shall deliver to Parent, not less than 48 hours prior to the Closing, a written request and wire transfer instructions for any such payment; PROVIDED FURTHER that Parent shall not be required to accept any certificate in respect of Company Capital Stock for surrender or make payments in respect thereof pursuant to this SECTION 2.2 more than 90 days after Closing. Nothing in this SECTION 2.2 is intended to or shall restrict the right of a shareholder who has lost their share certificate to seek a replacement certificate in accordance with the Company's articles of association or bylaws (as at the date hereof) and the CCL upon the provision of appropriate affidavit of loss and indemnity agreement. Any such replacement certificate issued by the Company may be surrendered in accordance with this
SECTION 2.2. Nothing in this SECTION 2.2 or elsewhere in this Agreement is intended to prohibit or restrict the ability of the Company or Parent to withhold from any payments hereunder any amount on account of Taxes or otherwise to the extent such withholding is required by applicable federal, state or local laws and regulations.

          (b) NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. The consideration delivered upon the surrender of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation for any reason, they shall be canceled as provided in this ARTICLE II.

     2.3 SUPPLEMENTARY ACTION. If at any time after the Effective Time of the Merger, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Merger Sub or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Merger Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS

          Except as set forth in the schedules attached hereto and made a part hereof (the "COMPANY SCHEDULES"), the Company represents and warrants to Parent and Merger Sub that the representations and warranties set forth below shall be true and correct as of the date hereof and as of the Closing. As used in this Agreement, (a) "BUSINESS CONDITION" with respect to the Company shall refer to the Company's financial or other condition, business, prospects, property, results of operations and assets (on a consolidated basis) as presently conducted and as presently proposed to be conducted by Company, (b) "MATERIAL ADVERSE EFFECT" with respect to the Company and its subsidiaries shall mean a material adverse effect on the Business Condition of the Company resulting or derived from a cause, condition or circumstance specific to the

Company or its subsidiaries rather than general economic or industry wide conditions (provided that a condition or circumstance of the Company or its subsidiaries which makes the Company or its subsidiaries particularly sensitive to general economic or market or industry wide changes shall be considered as involving a cause, condition or circumstance specific to the Company or its subsidiaries). Unless otherwise specifically indicated, all references to the "COMPANY" in this Article III shall refer to and include the Company and all of its subsidiaries and (c) losses, claims, liabilities or other expenses incurred by the Company or its subsidiaries shall, without limitation, be deemed material if they exceed $25,000 individually or $300,000 in the aggregate.

     3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has delivered to Parent complete up to date and correct copies of its Articles of Incorporation and Bylaws, and has delivered minutes of all of directors', Board committee and shareholders' meetings (including in each case any written resolutions in lieu thereof), complete and accurate as of the date hereof, and stock certificate books of the Company, which correctly set forth the record ownership of all outstanding shares of Company Capital Stock. No actions have been taken by the Board, any committee of the Board or the shareholders of the Company which are not reflected in such minutes and the Company is in compliance with such resolutions.

     3.2  CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, without par value, and 5,000,000 shares of Company Preferred Stock, without par value, of which 1,781,598 are designated as Series A Preferred Stock ("COMPANY SERIES A PREFERRED STOCK"). As of the date of this Agreement, there were issued and outstanding 4,523,957 shares of the Company Common Stock and 1,398,837 shares of Company Series A Preferred Stock. As of the date of this Agreement, there were an aggregate of 1,206,621 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options (vested or unvested) to purchase shares of Company Common Stock ("COMPANY OPTIONS") and 606,000 shares of Company Common Stock reserved for issuance upon exercise of Company Warrants.

          (b) All outstanding shares of the Company Capital Stock are, and any shares of Company Capital Stock issued upon exercise of any Company Option or Company Warrant will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. The Company's records do not reflect and the Company has received no written notice of any liens or encumbrances over any shares of Capital Stock owned by the Company or its Affiliates. All outstanding Company securities (including Company Options) have been issued in compliance in all respects with applicable federal and state securities laws. Except as set forth in SCHEDULES 2.1(D) AND (E), there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

          (c) SCHEDULE 3.2 contains a complete and accurate list of, and the number of shares owned of record by, the holders of outstanding Company Capital Stock and their state or country of residence. There are no outstanding shares of the Company Capital Stock or any other equity securities or rights to purchase equity securities of the Company, other than shares of the Company Common Stock, Company Series A Preferred Stock, Company Options or the Company Warrants as described herein. Except for issued Company Capital Stock and as described in SCHEDULES 2.1(D), 2.1(E), no person (including but not limited to former shareholders in the Company and former partners of the shareholders with respect to other entities) has any valid claim to an equity interest in the Company.

          (d) The Company stock option plan and all amendments thereto have been approved by all requisite Company shareholder action. The Company does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding.

          (e) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of the Company Capital Stock other than such rights as may exist in favor of the Company.

          (f) The Company is not a party or subject to any agreement or understanding, and to the knowledge of the Company and Shareholders there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company excluding consent and/or proxies of certain shareholders of the Company given in connection with this Agreement and the transactions contemplated hereby.

     3.3 SUBSIDIARIES. Except as set forth in SCHEDULE 3.3, the Company does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity and is not committed to make an investment in any such entity. SCHEDULE 3.3 also sets forth a true and complete list of all states and foreign countries where the Company is qualified to do business or is doing business. All of the shares of capital stock of each such subsidiary are owned by the Company free and clear of all liens or encumbrances.

     3.4  AUTHORITY.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Agreement of Merger and the Certificate of Merger (the "COMPANY AGREEMENTS") and subject to approval of the Company Agreements by the shareholders of the Company, to execute, deliver and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Company Agreements, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by its Board of Directors, other than approval of the Company shareholders (which will be obtained prior to the Effective Time of the Merger). The Company Agreements, Shareholder Agreements (the "SHAREHOLDER AGREEMENTS") between Parent and each of Thomas Garza, Richard Okumoto, Gordon Leak and Nigel James (the "PRINCIPAL SHAREHOLDERS") and the Irrevocable Proxies (the "IRREVOCABLE PROXIES") entered into by the Principal Shareholders in connection with this Agreement (the Company Agreements, Shareholder Agreements and Irrevocable Proxies collectively the "TRANSACTION AGREEMENTS") are legal, valid and binding obligations of the Company or such shareholders party thereto (as applicable) enforceable against the Company and such shareholders (as applicable) in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and delivery of the Company Agreements do not and the performance and consummation of the transactions contemplated thereby will not, conflict with or result in any conflict with, breach or violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to the Company or its properties or assets, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, judgment order, franchise or license to which the Company is a party or by which the Company or any of its property or assets may be bound or affected.

          (c) No consent, approval, order or authorization of, or registration, declaration of, or qualification or notice to or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign (a "GOVERNMENTAL ENTITY"), or any other person or entity (except for approval of the terms of the Company Agreements by the shareholders of the Company) is required by or with respect to the Company or any shareholder in connection with the execution and delivery of the Transaction Agreements by the Company or the shareholders party thereto or the consummation by the Company or the shareholders party thereto of the transactions contemplated thereby, except for
(i) the filing of the Agreement of Merger with the California Secretary of State and Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business (all of which states are set forth in writing in an exhibit attached hereto), (ii) the filing of a Registration Statement on Form S-8 (the "FORM S-8") with the Securities and Exchange Commission (the "SEC") with respect to the assumption of exercisable securities pursuant to this Agreement, (iii) such other consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the Merger, (iv) filings required to be made by, each of Parent, Merger Sub and the Company under the HSR Act (as defined in SECTION 5.6 below) and any approvals required pursuant thereto.

     3.5 FINANCIAL STATEMENTS. The Company has furnished to Parent a complete and accurate copy of its audited balance sheets as of October 31, 1997, October 31, 1998 and October 31, 1999 and its audited statements of operations, cash flow and shareholders' equity for each of its fiscal years ended October 31, 1997, 1998, and 1999 (collectively, the "THE COMPANY AUDITED FINANCIAL STATEMENTS"). The Company Audited Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of the Company as and at the dates thereof and the Company's consolidated results of operations and cash flows for the periods then ended. The notes to the Audited Financial Statements as at and for each such period set forth in reasonable detail the Company's accounting policies, principles and methods with respect to the calculation of its accounts receivable (including policies for its warranty and bad debt reserves, revenue recognition and capitalized software development costs). The Company has furnished to Parent a complete and accurate copy of its unaudited balance sheet as of January 31, 2000 and its unaudited statement of operations, cash flow and shareholders' equity for its three -month period ended January 31, 2000 (collectively, the "COMPANY UNAUDITED FINANCIAL STATEMENTS," together with the Company Audited Financial Statements, the "COMPANY FINANCIAL STATEMENTS.") The Company Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied, except for the absence of footnotes, and fairly present the consolidated financial position of the Company as and at the date thereof and the Company's consolidated results of operations and cash flows for the period then ended. The projections of the Company provided to Parent were prepared in good faith and are based on reasonable assumptions in light of current and reasonably foreseeable business conditions at the time they were made, but actual results will vary and such results may be material and adverse.

     3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.6, neither the Company nor any of its subsidiaries has an obligation or liability of any nature (either matured or unmatured and whether due or to become due) except (a) those specifically set forth or adequately provided for in the Company Unaudited Financial Statements and (b) accounts payable or accrued salaries that have been incurred since January 31, 2000 in the ordinary course of business and consistent with past practice and which individually do not exceed $25,000 and in the aggregate do not exceed $100,000 and (c) liabilities incurred in connection with the negotiation, documentation of the transactions contemplated by this Agreement.

     3.7 INVENTORY. All of the Company's inventories (the "INVENTORIES") are valued at cost (determined on a first-in first-out basis) or market, whichever is lower, with allowances (including in respect of slow moving inventory) in accordance with GAAP consistently applied. The Company has good and marketable title, to all items included in such Inventories free of any lien or encumbrance. Except as disclosed in SCHEDULE 3.7, the Company holds no material amounts of Inventories manufactured to customer specifications effectively rendering the Inventories saleable only to that customer. The Inventories were acquired in the ordinary course of business and are of a quantity and quality usable or saleable in the ordinary course of business (except to the extent reflected on the Company Unaudited Financial Statements in accordance with
GAAP). Company has no knowledge that it will in the foreseeable future experience any undue difficulty in obtaining the desired quantity and quality of raw materials, supplies and components, upon reasonable terms.

     3.8  PAYABLES; RECEIVABLES.

          (a) All accounts payable or notes payable have arisen in the ordinary course of business. There is no account payable or note payable by the Company in excess of $20,000 that is delinquent in its payment.

          (b) All accounts receivable and notes receivable of the Company (collectively "ACCOUNTS") have arisen in the ordinary course of business and represent valid obligations of customers and are not subject to any contingent or asserted claims, refusals to pay, rights of return, or other rights of set-off against any thereof. The Company holds no deposits from customers and has received no prepaid service contract revenue or other prepaid revenue in excess of $200,000 individually or $2,000,000 in the aggregate. All Accounts are current and will be collected in full when due (net of an allowance for doubtful Accounts not to exceed $1,000,000 in the aggregate). All Accounts are owned by the Company free and clear of any lien or encumbrance (except for the lien of Merrill Lynch in connection with the Reducing Revolver Loan and Security Agreement dated as of July 22, 1998) and, except as set forth in SCHEDULE 3.8, no account debtor is delinquent by more than 45 days. SCHEDULE 3.8 sets forth an accurate and complete breakdown and aging of all Accounts as of January 31, 2000 and April 30, 2000.

          (c) The Company's revenue recognition policies with respect to the Company Financial Statements have been made in accordance with GAAP. The Company maintains a standard system of accounting in accordance with GAAP. All of the Company's general ledgers, books and records are located at the Company's principal place of business.

     3.9 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 3.9 and except with respect to environmental matters, representations and warranties as to which are solely governed by SECTION 3.22 hereof, the Company is in compliance and has conducted its business and operations so as to comply with all laws, ordinances, rules and regulations, judgments, decrees or orders of any Governmental Entity. There are no judgments or orders, injunctions, decrees, stipulations or awards whether rendered by a court or administrative agency or by arbitration against or pending against the Company or any of its properties or businesses, and to the best of Company's knowledge, none are threatened. The Company has not during the past four (4) years received any governmental notice from any Governmental Entity for any violation of any applicable laws or regulations, other than routine municipal building code, fire department and other municipal inspections in respect of which the recommendations or actions required thereby have been made, fulfilled or otherwise complied with. The Company has all valid and current permits, licenses, orders, authorizations, registrations, consents, approvals and other instruments (each of which is in full force and effect) and the Company has made all filings and registrations and the like necessary or required by law, regulation or court order or decree to conduct its business or own or operate is properties and assets.

     3.10 NO DEFAULTS. Except as set forth in SCHEDULE 3.10, the Company is not, and it has not received notice that it is or would be with the passage of time
(x) in violation of any provision of its current Articles of Incorporation or Bylaws or (y) in default or violation of any term, condition or provision of (a) any judgment, decree, order, injunction or stipulation applicable to the Company, or (b) any material agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license.

     3.11 LITIGATION. Except as set forth in SCHEDULE 3.11, there is no action, suit, proceeding, claim, arbitration or investigation pending against the Company or any of its properties or assets or any of its officers or directors, nor to its knowledge, is any threatened nor is there any reasonable basis therefor. There is no action, suit, proceeding or investigation by the Company currently pending or threatened or which it intends to initiate. The Company prior to Closing will have delivered to Parent correct and complete copies of all correspondence prepared by its counsel for the Company's independent public accountants in connection with the last three completed audits of the Company's financial statements and any such correspondence since the date of the last such audit.

     3.12 CONDUCT IN THE ORDINARY COURSE. Except as set forth in SCHEDULE 3.12, and except for the negotiation or documentation of this Agreement and the transactions contemplated hereby and for the relocation of the Company's offices to 435 Lakeside Drive, Sunnyvale, California, since January 31, 2000, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:

          (a) Any change event or condition which has had or to the knowledge of Company could reasonably be expected to have a Material Adverse Effect;

          (b) Any amendments or changes in the Articles of Incorporation or Bylaws of the Company;

          (c) Any material loss, damage or destruction to or interruption in the use of any of the Company's assets and properties;

          (d) Any issuance, redemption, repurchase or other acquisition of shares of Company capital stock (other than issuances pursuant to exercise of the Company Options or Company Warrants or repurchases of Common Stock at cost in the ordinary course under the terms of agreements provided to Parent), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company capital stock; or any authorization of any of the foregoing.

          (e) Any increase in or modification of any compensation, bonus, pension, insurance or other benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its service providers, or changes pursuant to employment agreements currently in effect or changes in position except to the extent permitted by SECTION 5.1(N);

          (f) Any sale of the property or assets of the Company individually in excess of $50,000 or in the aggregate in excess of $150,000 other than inventory sales in the ordinary course of business consistent with past practice and disposals of obsolete or surplus office furniture and equipment;

          (g) Except as expressly contemplated in this Agreement with respect to the Company Options, any alteration in any term of any outstanding security of the Company;

          (h) Any (A) incurrence, assumption or guarantee by the Company of any debt for borrowed money; (B) waiver or compromise by it of a valuable right or of a debt owed to it; (C) satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it material to its Business Condition; (D) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (E) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

          (i) Any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any of its assets or properties (other than liens or encumbrances arising under existing lease financing arrangements, purchase money security interests arising in the ordinary course of the Company's business and liens for Taxes not yet due and payable);

          (j) Any making of any loan, advance or capital contribution to, or investment in, any person other than advances to employees in the ordinary course of business of the Company and extensions of trade credit in connection with the sale of Inventory in the ordinary course of business and consistent with past practice and not exceeding the value of such Inventory;

          (k) Any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice and except for the entry of the lease relating to the Company's premises at 435 Lakeside Drive, Sunnyvale, California;

          (l) Any transfer or grant of a right under the Company Intellectual Property Rights (as defined in SECTION 3.17) other than those transferred or granted in the ordinary course of business consistent with past practice;

          (m) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;

          (n) Any resignation or termination of employment of any of its employees; and the Company has not been notified by any employee of the impending resignation or termination of employment of any such, or any other, employee; or

          (o) Any change to the methods of accounting or accounting practice of, or any Tax election by, the Company.

          (p) Any capital expenditures which would exceed $ 200,000 in the aggregate.

          (q) Any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this SECTION 3.12 untrue or incorrect as of the date when made.

     3.13 CERTAIN AGREEMENTS. Except as set forth in SCHEDULE 3.13, neither the execution and delivery of the Company Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any service provider of the Company under any Plan (as defined in SECTION 3.14 below) or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     3.14 EMPLOYEE PLANS.

          (a) All plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) maintained by or on behalf of the Company, any subsidiary or any trade or business which is treated as a single employer with the Company (an "ERISA AFFILIATE") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, that provide deferred or incentive compensation, stock options or other stock purchase rights, severance or termination pay, medical, dental, life, disability or accident benefits (whether or not insured), collective bargaining agreements, benefits described in Sections 125 or 129 of the Internal Revenue Code (as amended, the "CODE") or pension, profit sharing or retirement benefits to, or for the benefit of, any active, former or retired service provider of the Company or their spouses or dependents are set forth in SCHEDULE 3.14 (collectively, the "PLANS"). Any Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination, opinion, notification or advisory letter as to its qualified status from the Internal Revenue Service ("IRS") or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.

          (b) The Company has furnished to Parent copies of the Plans and related Plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and to the extent still in its possession any material employee communications relating thereto) and copies of the most recent IRS determination, opinion, notification or advisory letters and Forms 5500 (for the last three (3) years) with respect to any such Plan. Nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Plan subject to Section 401(a) of the Code.

          (c) No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. Neither the Company or any subsidiary or ERISA Affiliate is party to, or has made any contribution to or otherwise incurred any obligation under any "multiemployer plan" as defined in Section 3(37) of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person. Neither the Company nor, to the best knowledge of the Company, any officer or director of the Company or trustee or administrator of the Company Plan is subject to any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA in connection with any Plan. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. Each Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except to the extent noncompliance would not have a material and adverse effect on Parent, the Company or an ERISA Affiliate of any of them. With respect to each Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed), and Company has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

          (d) The Company has complied with (i) the applicable health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder (including proposed regulations), (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability And Accountability Act of 1996, and the regulations thereunder (including proposed regulations) applicable to its employees, except as would not result in a material and adverse effect on Parent, the Company or an ERISA Affiliate of either of them.

     (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider. No payment or benefit which will or may be made by Company to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Plan which would materially increase the expense of maintaining such Plan above the per capita level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements.

          (g) Within five (5) business days following the date of this Agreement, the Company shall set forth on SCHEDULE 3.14(G) a list of all persons who the Company reasonably believes are, with respect to Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Within a reasonable period of time after the last business day of each month after the date of this Agreement (other than March 2000) and on or about the date which is five (5) business days prior to the expected Closing Date, the Company shall revise SCHEDULE 3.14(G) to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company and as of each such date, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

     3.15 MAJOR CONTRACTS. Except as set forth in SCHEDULE 3.15, the Company is not party to or subject to:

          (a) Any union contract or any employment or consulting contract or arrangement other than stock option or stock purchase agreements or proprietary information and invention assignment agreements, written or oral, with any director, officer or affiliate;

          (b) Any original equipment manufacturer agreement, distribution agreement, volume or quantity purchase agreement or other similar agreement, or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons or provides for payments of more than $100,000 per annum;

          (c) Any lease for real or personal property resulting in aggregate payments in any one year exceeding $10,000;

          (d) Any outstanding instrument evidencing or related in any way to outstanding indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

          (e) Any license agreement, either as licensor or licensee, resulting in aggregate payments exceeding $10,000;

          (f) Any material contract containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or use any of the Company's assets or properties;

          (g) Any agreement of indemnification, except indemnification provided in the ordinary course of business for officers and directors pursuant to state law;

          (h) Any agreement, contract or commitment relating to capital expenditures in excess of $10,000 individually and $50,000 in the aggregate;

          (i) Any agreement, contract or commitment relating to the disposition or acquisition by the Company of (i) any assets in excess of $50,000 individually and $125,000 in the aggregate (other than Inventory) or (ii) any Company Intellectual Property Rights (as defined in SECTION 3.19 below);

          (j) Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, or warranty obligations on the part of the Company, except for standard warranties entered into the ordinary course of business;

          (k) Any agreement for the provision of products or securities to any Governmental Entity, except customer agreements entered into in the ordinary course of business;

          (l) Any agreement requiring a commitment of the Company resources or personnel to market, distribute or license products or technology, whether on a best-efforts basis or otherwise;

          (m) Any other agreement, contract, letter of intent, memorandum of understanding or commitment which is material to the Company Business Condition;

          (n) Any service contracts for products, products under contracts, and contracts relating to deferred revenues that are material to the Company Business Condition; or

          (o)  Any sole or limited source supplier agreements (written or oral).

          The Company has delivered complete and accurate copies of each contract listed on SCHEDULE 3.15 to the Parent. Except as listed on SCHEDULE 3.15, each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment to which the Company is a party or by which it is bound as set forth in SCHEDULE 3.15 (or required to be set forth in SCHEDULE 3.15) (i) is valid and binding on the Company (as applicable), (ii) is in full force and effect and is enforceable in accordance with its terms (subject to laws of general application relating to bankruptcy, insolvency and relief of debtor and rules governing the amount of equitable remedies) and, (iii) no material provision thereof has been breached by the Company (except to the extent already cured) or, to the Company's knowledge after due inquiry, any other party thereto. No party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. The Company has performed all obligations required to be performed by it under each contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in SCHEDULE 3.15, and it is not in default, breach or violation thereunder, or under any other agreements, and is not aware of any facts from which it should reasonably conclude that it will not be able to perform all obligations required to be performed by it subsequent to the date hereof under each such agreement except to the extent that the same could not reasonably be expected to have a Material Adverse Effect.

     3.16 TAXES.

          (a) Company and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Company is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due other than any Taxes for which adequate reserves in accordance with GAAP have been reflected in the Company Financial Statements. Company has provided adequate accruals in accordance with GAAP in its Company Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Company has no material liability for unpaid Taxes accruing after the date of its latest Company Financial Statements except for Taxes incurred in the ordinary course subsequent to October 31, 1999. There is (i) no material claim for Taxes that is a lien against the property of Company or is being asserted against Company other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company and currently in effect, and (iv) no agreement, contract or arrangement to which Company is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code. Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Company has not filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company. Company is not a party to any Tax sharing or Tax allocation agreement nor does Company have any liability or potential liability to another party under any such agreement. Company has not filed any disclosures under
Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Company has never been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. For purposes of this Agreement, the following terms have the following meanings:
"TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

     3.17 INTELLECTUAL PROPERTY.

          (a) The Company owns, or is licensed or otherwise entitled to exercise, without restriction, all rights to, all patents (to the knowledge of the Company), trademarks, trade names, service marks, copyrights, mask work rights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all mask works, net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used in the business of the Company as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY RIGHTS") without any conflict or infringement of the rights of others. To the best of the knowledge of the Company none of the principal products of the Company in development (consisting of the DV12000, PMU, DDDv2, DSP, ASL2000, Remote Status and CPx), will infringe or conflict with the intellectual property rights of others. All of such the Company Intellectual Property Rights are listed on SCHEDULE 3.17 (except for "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $100,000 in the aggregate).

          (b) SCHEDULE 3.17 also lists (except for "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $100,000 in the aggregate) (i) all patents and all registered copyrights, trade dress, trade names, trademarks, service marks and other company, product or service identifiers and mask work rights included in the Company Intellectual Property Rights, and specifies the jurisdictions in which each such Company Intellectual Property Right has been registered, including the respective registration numbers; (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right; and (iii) all parties to whom the Company has delivered copies of the Company source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Copies of all licenses, sublicenses, and other agreements identified pursuant to clause above have been delivered by the Company to Parent.

          (c) The Company is not, and will not as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder be, in violation of, or lose or in any way impair any rights pursuant to any license, sublicense or agreement described in (or required to be described in) SCHEDULE 3.17 which could reasonably be expected to result in a Material Adverse Effect.

          (d) No claims with respect to the Company Intellectual Property Rights have been asserted against the Company or, to the best knowledge of the Company, are threatened by any person, (i) to the effect that the manufacture, marketing, license, sale or use of any product as now used or offered or proposed for use or sale by the Company infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of the Company to use, sell, license or dispose of any the Company Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights.

          (e) All patents and registered trademarks, service marks, and other registrations of company, product or service identifiers and copyrights held by the Company are valid and subsisting.

          (f) There has not been and there is not to the Company's knowledge now any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including, without limitation, any service provider of the Company. The Company has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof and there are no such charges or claims outstanding.

          (g) No Company Intellectual Property Right is subject to any outstanding order, judgment, decree or stipulation to which the Company is bound or agreement to which the Company is a party, restricting in any manner the licensing thereof by the Company. Except as listed on SCHEDULE 3.17 or any statutorily imputed warranties, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Right. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any the Company Intellectual Property Right. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property Rights.

     3.18 EMPLOYEE AGREEMENTS. As of the Closing Date, all technical and management personnel listed on SCHEDULE 3.26, including employees, consultants and independent contractors employed or retained by the Company, will have executed agreements regarding confidentiality and proprietary information. Each such employee, consultant and independent contractor has validly and properly assigned his or her rights to the Company on all inventions, pending patent applications and all patents issued and has validly and properly assigned to the Company his or her rights in and to all copyrights and works of authorship developed by him or her in the course of his or her employment with the Company. The Company has no knowledge that any of its service providers are in violation thereof and will use its best efforts to prevent any such violation. The Company has no knowledge that any of its service providers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any respect with the use of his or her best efforts to promote the interests of the Company or that would conflict with the business of the Company as conducted or as proposed to be conducted or that would prevent any such service provider from assigning inventions and works of authorship to the Company. The Company has no knowledge that any of its assets will include any inventions or works of authorship of any of its service providers (or people it currently intends to hire) made prior to employment by the Company or relationship with the Company not otherwise properly assigned to the Company.

     3.19 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in SCHEDULE 3.19, there is no agreement, judgment, injunction, order or decree binding upon the Company or which has or could reasonably be expected to have the effect of prohibiting or significantly impairing any business practice of the Company, any acquisition of property by the Company, or the continuation of the business of the Company as currently conducted or as currently proposed to be conducted.

     3.20 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

          (a)  The Company does not own any real property.

          (b) All of the existing Company real property leases have been delivered previously to Parent. SCHEDULE 3.20 sets forth a complete and accurate list of all real property leased by the Company.

          (c) The Company has good title in all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens (other than purchase money liens and liens for Taxes that are not yet delinquent), charges, pledges, security interests or other encumbrances, except as reflected in the Company Unaudited Financial Statements and except for such imperfections of title in respect of real property leased by the Company, if any, which are not substantial in character, amount or extent, and which do not and are not reasonably likely to materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

          (d) Each item of machinery and equipment having an initial acquisition cost in excess of $100,000 (the "EQUIPMENT") owned or leased by the Company is listed in SCHEDULE 3.20. The machinery, equipment and other tangible assets of the Company and its subsidiaries is (i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition subject to normal wear and tear, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

          (e) Since January 31, 2000, there has not occurred any transfer of title other than in the ordinary course of business, any abandonment, or any pilferage or any other material loss with respect to, any of its property, plant or equipment.

          (f) SCHEDULE 3.20 also contains a true and correct list of all of the physical assets (including fixed assets) having an initial acquisition cost in excess of $100,000 owned or leased by the Company or on consignment. All improvements on leased property used in the business of the Company and the present use thereof are performed in accordance with all applicable laws. The net book value of any fixed assets used in the Company's business has not been written up or down, other than pursuant to depreciation or amortization expense in accordance with GAAP and consistent with past practice.

     3.21 GOVERNMENTAL AUTHORIZATIONS AND LICENSES. SCHEDULE 3.21 sets forth all of the Company's licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required or reasonably advisable to operate its business (collectively, the "GOVERNMENT LICENSES"). The Company is in compliance respects with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. The Government Licenses are in full force and effect. There is not now pending, nor, to the Company's knowledge, is there threatened, any action, suit, investigation or proceeding against the Company before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by the Company of the terms of any Government License or any rule or regulation applicable thereto.

     3.22 ENVIRONMENTAL MATTERS.

          (a) For purposes of this SECTION 3.22, the following terms shall have the following meanings:

          "COURT ORDER" shall mean any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any Governmental Entity, and any award in any arbitration proceeding.

          "DISPOSAL SITE" shall mean landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

          "ENVIRONMENTAL ENCUMBRANCE" shall mean any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind in existence on the date of this Agreement or the Closing Date in favor of any Governmental Entity for (i) any liability under any Environmental Laws, or (ii) damages arising from, or costs incurred by such Governmental Entity in response to, a Release or threatened Release of a Hazardous Material into the environment.

          "ENVIRONMENTAL LAWS" shall mean all Requirements of Laws in effect on the date of this Agreement or the Closing Date which relate to any Hazardous Material or the use, handling, transportation, production, spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, Release, threatened Release, migration, emission, sale or storage of, or the exposure of any person to, a Hazardous Material.

          "GOVERNMENTAL PERMITS" shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations, pending or final, from a Governmental Entity.

          "HAZARDOUS MATERIAL" shall mean any material or substance that, as of the date of this Agreement or the Closing Date, is prohibited or regulated by any Requirement of Law or that is designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

          "HAZARDOUS MATERIALS ACTIVITIES" shall mean the use, handling, transportation, distribution, sale, Release or threatened Release of, or Remedial Action concerning any Hazardous Material, performed in connection with the Real Property.

          "REAL PROPERTY" shall mean real property now or at any time in the past owned or leased by the Company or any of its predecessors or corporate or partnership affiliates.

          "RELEASE" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material in, on, under or through the Real Property or the air, soil, surface water, ground water or improvements thereof.

          "REMEDIAL ACTION" shall mean any reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to the Release, threatened Release, investigation, remediation or removal of a Hazardous Material existing on the Real Property or in, on, under or through the air, soil, ground water, surface water or improvements thereof.

          "REQUIREMENTS OF LAWS" shall mean any foreign, federal, state and local laws, statutes, regulations, rules, guidelines, codes, ordinances, judgments, injunctions, decrees, orders, permits, approvals, treaties or protocols enacted, adopted, issued or promulgated by any Governmental Entity (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

          (b)  Except as set forth in SCHEDULE 3.22:

               (i) the Company complies in all material respects with all\ applicable Environmental Laws;

               (ii) the Company has obtained all environmental, health and safety Governmental Permits necessary for its operation or required by any Environmental Laws, all such Governmental Permits are in good standing, and the Company is in compliance with all terms and conditions of such permits;

               (iii) to the knowledge of the Company, none of the Company nor any of the Real Property or present or past Company operations is subject to any pending or ongoing investigation by, notice or order from or agreement with any person (including, without limitation, any prior owner or operator of the Real Property) with respect to (A) any claim of Environmental Law, (B) any Remedial Action, or (C) any claim of losses and expenses arising from the Release or threatened Release of a Hazardous Material;

               (iv) the Company is not subject to any pending or existing judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law;

               (v) the Company has not filed, and the Company does not intend to file any notice or report under any Environmental Law reporting a violation of any Environmental Law;

               (vi) to the knowledge of the Company, there is not and there has never been on any Real Property. (A) any underground storage tank or surface impoundment; (B) any landfill or waste pile which either is or was used in the frequent manner to dispose or store any Hazardous Material or contains or contained a substantial volume of Hazardous Material; or (C) any polychlorinated biphenyls;

               (vii) the Company has not received any notice of claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Hazardous Material into the environment from or on any Real Property;

               (viii)to the knowledge of the Company, there is no Environmental Encumbrance on any Real Property;

               (ix) to the knowledge of the Company, any asbestos-containing material which is on or part of any Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

               (x) to the knowledge of the Company, none of the products the Company manufactures, distributes or sells or has manufactured, distributed or sold in the past, contains substantial amounts of asbestos-containing material;

               (xi) other than Hazardous Materials reasonably necessary for the conduct of the Company's operations which are properly stored in accordance with applicable Environmental Laws, to the best of the Company's knowledge no Hazardous Material is present on Real Property, and no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on the Real Property;

               (xii) Hazardous Materials Activities (A) have been conducted in compliance with applicable Environmental Laws, and (B) have not resulted in the exposure of any person to a Hazardous Material in a manner which has, will or is reasonably likely to cause an adverse health effect to such person;

               (xiii)no Court Order, action, proceeding, liability or claim exists or, to the knowledge of the Company is threatened, against any Disposal Site or against the Company with respect to any transfer or release of Hazardous Materials by the Company to a Disposal Site, and there is no valid basis for such claim; and

               (xiv) except as identified in SCHEDULE 3.22, the Company has no records pertaining to environmental audits or environmental assessments of any Real Property.

     3.23 INSURANCE. SCHEDULE 3.23 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, the amounts of coverage under each such policy and bond of the Company. Within the last five years the Company has not been refused any requested coverage and no material claim made by the Company has been denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms of such policies and bonds. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. The Company does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies.

     3.24 LABOR MATTERS. Except as set forth in SCHEDULE 3.24, the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, immigration laws, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and the Company is not engaged in any unfair labor practice. The Company has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor, to the Company's knowledge , threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices. There are no strikes or labor disputes pending or threatened by or any attempts at union organization of any Company employees. No employee or group of employees whose continued services are material to the Company business as presently conducted and as intended to be conducted by the Company has terminated employment since January 31, 2000 and the Company has no knowledge that any intends to do so. The Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to any federal or state law governing health care coverage.

     3.25 CUSTOMERS; BACKLOG; RETURNS AND COMPLAINTS.

          (a) SCHEDULE 3.25(A) sets forth a complete list of customers on backlog (orders scheduled for shipment within twelve (12) months of receipt of a hard copy purchase order) and their respective orders.

          (b) Except as set forth in SCHEDULE 3.25(B), the Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history. The Company maintains adequate warranty reserves in accordance with GAAP.

     3.26 PERSONNEL. Set forth on SCHEDULE 3.26 is a true and complete list identifying all current directors, officers, employees, independent contractors and consultants of the Company, including, without limitation, all officers of the Company, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person. The employment of each of the Company's employees is "at will" employment. Except as described in SCHEDULE 3.26, the Company does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any the Company employees or other service providers in connection with the Merger, as a result of any the Company agreement, plan or program. Except as expressly disclosed in the Financial Statements, the Company has not entered into any consulting agreements with any service provider who owes services to or are owed compensation by the Company for services provided.

     3.27 QUESTIONABLE PAYMENTS. Neither the Company nor, any director, officer or other employee, agent or representative of the Company has (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of the Company; or (b) to the knowledge of the Company, made any political contributions which, would not be lawful under the laws of the United States or the foreign country in which such payments were made. Neither the Company nor to the Company's knowledge any director, officer or other employee, agent or representative of the Company or any customer or supplier of any of them has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of the Company or with respect to any political contribution.

     3.28 THIRD-PARTY CONSENTS. Except as set forth in SCHEDULE 3.28, no consent or approval is needed from any third party in order to effect the Merger or any of the transactions contemplated hereby, nor to assign or permit the continued use of any contractual rights in favor of the Company or the Surviving Corporation, nor to permit the Surviving Company to exclusively use the Company Intellectual Property Rights.

     3.29 RELATED PARTY TRANSACTIONS. Except as set forth in SCHEDULE 3.29, no employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted or committed to make loans or extend or guarantee credit to any of them. To the Company's knowledge, no member of the immediate family of any officer or director of the Company is directly interested in any contract with the Company.

     3.30 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.30 sets forth a list of the names of the ten largest customers and the ten largest suppliers of the Company during the past twelve (12) months (determined on the basis of revenues and expenses, respectively, during such period). Except as set forth in SCHEDULE 3.30, the Company has not been informed by any of such customers or suppliers that such customer or supplier has terminated, or intends to reduce or terminate during the next twelve (12) months, the amount of business conducted with the Company and, to the best of the Company's knowledge, no such customer or supplier intends to cancel or otherwise terminate its relationship with or projected business with the Company or to decrease materially its projected services or supplies to the Company or its projected usage of the services or products of the Company, as the case may be. Except as set forth in SCHEDULE 3.30, no customer of the Company has any rights to return product (except with respect to warranty returns in the ordinary course of business) or any rights with respect to price protection, and no customer or supplier has any rights to preferential treatment in pricing, supply or otherwise.

     3.31 PRODUCTS. SCHEDULE 3.31 sets forth the Company's warranty policies and all outstanding warranties or guarantees relating to any of the Company's products other than warranties or guarantees implied by law. The products the Company has delivered to customers substantially comply with published specifications, if any, for such products. The Company is not aware of any claim asserting (a) any damage, loss or injury caused by any product in excess of $25,000, or (b) any breach of any express or implied product warranty or any other similar claim in excess of $25,000 with respect to any product other than standard warranty obligations (to replace, repair or refund) of the Company in the ordinary course of business.
SCHEDULE 3.31 contains an accurate and complete list of the Company's products in development (exclusive of mere enhancements to and additional features for existing products).

     3.32 CUSTOMER COMMITMENTS. SCHEDULE 3.32 contains a true, accurate and complete list of all of the Company's material (a) obligations and commitments owed to customers and rights of customers with respect to the Company's products whether or not sold or delivered to such third parties and (b) obligations or commitments owed to prospective customers and rights of prospective customers with respect to the Company's products whether or not sold or delivered to such third parties. Except as set forth on SCHEDULE 3.32, the Company has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta testing or similar arrangements pursuant to which the Company's customers from time to time test or evaluate products).

     3.33 BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth in SCHEDULE 3.33 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     3.34 BOOKS AND RECORDS. The books and records of the Company to which Parent and its accountants and attorneys have been given access are the true books and records of the Company and truly and fairly reflect the underlying facts and transactions in all material respects.

     3.35 MATERIAL MISSTATEMENT OR OMISSION. No representations or warranties or other statements made or provided in this Agreement or in any written statement furnished in connection herewith or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     3.36 MISSIONCTRL CONTRACT. The Company has no obligation to offer or grant any board representation, employment or consulting arrangements or stock, options or warrants to Vincent Bressler or MissionCtrl Systems, Inc.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to the Company that the representations and warranties set forth below shall be true and correct as of the date hereof and as of the Closing. For the purposes of this ARTICLE IV, (a) "Business Condition" with respect to Parent shall refer to Parent and all of its subsidiaries taken as a whole and shall mean the financial condition, results of operations and assets of Parent and all of its subsidiaries taken as a whole; and (b) "Material Adverse Effect" means a material adverse effect on the Business Condition of the Parent.

     4.1 ORGANIZATION; STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

     4.2 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this the Company Agreements, to execute, deliver and perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Company Agreements, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. The Company Agreements are legal, valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and delivery of the Company Agreements do not and the performance and consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Parent or Merger Sub or their respective properties or assets, or conflict with or result in any conflict with, breach or violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to (i) any provision of their respective Certificates of Incorporation or Bylaws, or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective property or assets may be bound or affected.

          (c) No consent, approval, order or authorization of, or registration, declaration, qualification, or filing of or with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of documents with, and the obtaining of orders from, the various state securities or "blue sky" authorities, (ii) the making of such reports under the Securities Exchange Act of

1934, as amended (the "EXCHANGE ACT") or pursuant to the Nasdaq National Market, as are required in connection with the transactions contemplated by this Agreement, (iii) the filing of the Agreement of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (iv) filings required to be made by each of Parent and the Company under the HSR Act.

     4.3 CAPITAL RESOURCES. Parent has sufficient capital resources to pay the Aggregate Merger Consideration.

                                   ARTICLE V

                 CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                           TIME; ADDITIONAL AGREEMENTS

     5.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, the Company shall carry on its business in the ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use its best efforts to preserve intact its present business organizations, keep available the services of its present material service providers and preserve its relationships with material customers, suppliers, distributors, landlords, creditors, licensors, licensees, and others having material business relationships with it. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and any event, circumstance or condition which to the Company's knowledge could reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement, the Company, without the prior written consent of Parent or Merger Sub, shall not and shall not permit any of its subsidiaries to:

          (a) amend or waive any of its rights under or permit the acceleration of vesting or change the exercisability of any options, warrants, stock or purchase right, or change the eligibility for participation in the Company's and its subsidiaries stock option plans, or permit or authorize cash payments in exchange for such options, warrants, stock or purchase rights (except in the case of net exercise provisions included in any warrants as of the date hereof invoked by the holder thereof);

          (b) make any capital expenditure, except as in accordance with its existing capital budget, previously disclosed to Parent, and for an aggregate purchase price not exceeding $50,000 individually or $300,000 in the aggregate.

          (c) Grant any severance or termination pay to any service provider, except mandatory payments made pursuant to standard written agreements outstanding on the date hereof or not exceeding two weeks of such service provider's salary (with any such agreement or arrangement to be disclosed in SCHEDULE 3.18);

          (d) Transfer to any person or entity any rights to the Company Intellectual Property Rights, except non-exclusive licenses of Intellectual Property Rights in connection with the sale of Company products in the ordinary course of business consistent with past practice;

          (e) Enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products of the Company outside the ordinary course of business and consistent with past practice;

          (f) Amend, waive any rights in respect of, or terminate or otherwise modify the terms of any contract listed in SCHEDULE 3.15 or enter into any contract which would be required to be listed on SCHEDULE 3.15;

          (g) Except with prior consent of Parent, commence a lawsuit other than for the routine collection of bills;

          (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any the Company or its subsidiaries' capital stock, or split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company or its subsidiaries' capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of the Company or its subsidiaries' capital stock except repurchases of Company Common Stock at cost from former service providers in accordance with the terms of agreements providing for the repurchase of shares in connection with any termination of service to the Company;

          (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of the Company's or its subsidiaries' capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company or its subsidiaries' capital stock to issue any such shares or other convertible securities, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Options or the Company Warrants;

          (j) Cause or permit any amendments to the Company's Articles of Incorporation or Bylaws;

          (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business Condition of the Company;

          (l) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business or lend to or invest in any person or entity (except routine advances to employees in the ordinary course of business not exceeding $5,000 in respect of any employee and $50,000 in the aggregate, or its acquisition of Company Common Stock for promissory notes in accordance with the Company's stock option plans and consistent with past practice or investments and loans to the Company's wholly owned subsidiaries).

          (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for the incurrence of indebtedness in an aggregate amount not to exceed an additional $100,000 under the Company's existing line of credit with Merrill Lynch in accordance with past practice.

          (n) (i) Adopt or amend any Plan, or (ii) enter into any employment contract, (iii) pay or grant any special bonus or special remuneration to any service provider, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under the Company's normal employee review cycle or pursuant to the Company's existing bonus plans, as the case may be, in all cases consistent with past practice, or (iv) otherwise increase or modify the compensation or benefits payable or to become payable by the Company to any of its service providers, except for changes pursuant to employment agreements in effect as of the date hereof or changes in position or (v) hire any new employees whose aggregate compensation is expected to exceed $125,000 individually or $1,000,000 in the aggregate;

          (o) Revalue any of its assets, including, without limitation, writing down the value of inventory or accounts receivable;

          (p) Pay, discharge or satisfy in an amount in excess of $100,000 in the aggregate any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company's Unaudited Financial Statements;

          (q) Make or change any Tax election, other than in the ordinary course of business and consistent with past practice, or adopt any material Tax accounting method other than in the ordinary course of business and consistent with past practice, or change any material Tax accounting method, or file any material Tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a material Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment;

          (r) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

          (s) Fail to pay or otherwise satisfy its material monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

          (t) Terminate, waive or commit to waive or terminate any rights of value in excess of $25,000.

          (u) Cancel, reduce the coverage under or otherwise amend or, other than in the ordinary course upon expiration of a policy term, renew any material insurance policy;

          (v) Alter, or enter into any commitment to materially alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (w) Take, or agree (in writing or otherwise) to take, any of the actions described in this Section 5.1.

     5.2  ACCESS TO INFORMATION; PROVISION OF INTERIM FINANCIAL STATEMENTS.

          (a) The Company shall, and shall ensure that its subsidiaries shall, afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Effective Time of the Merger or the termination of this Agreement to (i) all properties, books, contracts, commitments and records, including all Tax Returns and all other papers and other documentation relating to Taxes, and (ii) all other information concerning the business, properties and personnel as may reasonably be requested, provided that any information furnished pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on and shall not be deemed to modify any representations, warranties, agreements and covenants made by the other party herein. The Company shall cause the Company's accountants to cooperate with Parent in auditing the financial statements of the Company's business, including but not limited to, executing any and all representation or other letters or agreements required by Parent's accountants. The Company shall use its best efforts to cause the Company's accountants to consent in writing or agree to consent in writing on a timely basis to the inclusion of the Company's financial statements in any registration statement or in any report to be filed by Parent with the SEC.

          (b) The Company shall provide Parent with an unaudited monthly balance sheet, income statement and statement of cash flows within twenty-five
(25) days of each month-end prior to the Effective Time of the Merger as well as copies of such other internal financial statements as may be reasonably requested by Parent.

          (c) The Company shall provide Parent with all information necessary for the preparation of any documents or filings prepared by Parent to be filed with the SEC and any applicable state securities or blue sky commissions.

          (d) The Company shall promptly notify the Parent of the occurrence of any event, circumstance or condition which could reasonably be expected to result in a Material Adverse Effect.

     5.3 COMPANY SHAREHOLDERS' CONSENT. The Company shall solicit the consent of its shareholders as promptly as practicable after the date hereof for the purpose of obtaining the shareholder approval required in connection with the transactions contemplated hereby, and shall use its best efforts to obtain such approval.

     5.4 EXCLUSIVITY; ACQUISITION PROPOSALS. Until the later of (i) the Closing or (ii) 120 days after the termination of this Agreement or (iii) an event pursuant to which Parent is required to pay the termination fee in accordance with SECTION 5.13:

          (a) The Company shall not knowingly, and shall not knowingly cause or permit, directly or indirectly, through any officer, director, employee, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise:

               (i) to solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Exchange Act) or other person or entity, individually or collectively (including, without limitation, any managers or other employees of the Company or any affiliates), other than Parent and Merger Sub (a "THIRD PARTY"), relating to any acquisition or purchase of all or any substantial portion of the assets of the Company or any stock acquisition merger, consolidation or business combination with the Company;

               (ii) to participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to the Company or Parent in connection with any acquisition or purchase of all or any substantial portion of the assets of the Company or any stock acquisition, merger, consolidation or business combination with the Company; or

               (iii) otherwise knowingly to cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase of all or any substantial portion of the assets of the Company or any stock acquisition, merger, consolidation or business combination with the Company.

          (b) In the event the Company receives prior to termination of this Agreement any offer or indication of interest from any Third Party relating to any acquisition or purchase of all or any substantial portion of the assets of the Company or any stock acquisition, merger, consolidation or business combination with the Company, the Company shall promptly, and in any event within 24 hours, notify Parent and Merger Sub in writing, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of it by the Third Party or in connection therewith.

          (c) The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

     5.5 CONSENTS. Each of Parent and the Company shall promptly apply for, or otherwise seek and obtain all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall obtain all necessary consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases in connection with the Merger, except such consents and approvals as Parent and the Company agree in writing that the Company shall not seek to obtain.

     5.6 HSR ACT FILINGS. Each of Parent and the Company shall promptly make its respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and thereafter shall make any required submissions under the HSR Act with respect to the Merger, and shall cooperate with each other with respect to the foregoing. The Company and Parent shall give each other prior notice and consult with each other prior to any meeting with the United States Federal Trade Commission or Department of Justice with respect to their respective filings under the HSR Act or any review by either of the foregoing agencies. Each of Parent and the Company shall use commercially reasonable efforts to cause the expiration of the waiting periods under the HSR Act as promptly as possible.

     5.7 FORM S-8. Parent agrees to file no later than 30 days after the Closing a registration statement on Form S-8 covering the shares of Parent Common Stock issuable in respect of Assumed Company Options. The Company shall cooperate with and assist Parent in the preparation of such registration statement.

     5.8 BEST EFFORTS. If applicable, each of Parent and the Company shall use best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     5.9  LEGAL CONDITIONS TO THE MERGER.

          (a) The Company shall take, and shall cause its subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the Company with respect to the Merger and will promptly cooperate with and furnish information to Parent in connection with any such requirements imposed upon Parent or Merger Sub in connection with the Merger. The Company shall take, and shall cause its subsidiaries to take, all reasonable actions to obtain (and to cooperate with Parent and Merger Sub in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by the Company (or by Parent or Merger Sub) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as the Company deems advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as the Company deems advisable in good faith, and to effect all necessary registrations and filings and submissions of information as the Company deems advisable in good faith required by any Governmental Entity, and to fulfill all conditions to this Agreement.

          (b) Each of Parent and Merger Sub shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirement imposed upon the Company or any subsidiary of the Company in connection with the Merger. Parent and Merger Sub shall take, and shall cause to take, all reasonable actions to obtain (and to cooperate with the Company in obtaining) any consent, authorization, order or approval of, or exemption by, any Governmental Entity required to be obtained or made by Parent or Merger Sub (or by the Company or any of its subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as Parent deems advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as Parent deems advisable in good faith, and to effect all necessary registrations and filings and submissions of information as Parent deems advisable in good faith, required by any Governmental Entity, and to fulfill all conditions to this Agreement.

     5.10 BROKERS OR FINDERS; PROFESSIONAL FEES. Each of Parent and the Company represents to the other that no agent, broker, investment banker or other firm or person is, or will be, entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     5.11 PUBLIC ANNOUNCEMENTS. Parent and the Company will make joint announcements to employees and the public after the execution of this Agreement. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases or public statements concerning the Merger and will not make any such announcement, release or statement without the other's prior consent; provided, however, that Parent may make any public statement concerning the Merger without the Company's consent if, after reasonable efforts to notify the Company of its intent to make such release and consult with Company as to any reasonable suggestions Company may make in connection with such statement, such statement or announcement is required or advisable to comply with applicable law or obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

     5.12 EXPENSES. All costs and expenses incurred in connection with this Transaction Agreements and the transactions contemplated thereby, including fees of any finders or brokers or investment bankers, attorneys and accountants retained by such party, shall be paid by the party incurring such expense.

     5.13 TERMINATION FEE. In the event that (i) Parent shall have terminated this Agreement other that in respect of a Substantial Event, or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(a)(iii), or (iii) Parent shall have failed or refused to close the Merger before June 2, 2000 despite the Company being ready, willing and able to so close this Transaction, unless the refusal or failure of the Parent relates to a Substantial Event, then the Parent shall pay to the Company a break-up fee equal to $5,000,000, provided that no amount shall be payable pursuant to subsection (ii) or (iii) above if the Parent or Company is prevented from closing the Merger by virtue of a delay occasioned by the need for regulatory approval from a Governmental Entity or because of some other event beyond the reasonable control of the Parent (each a "FORCE MAJEURE EVENT"). For the purposes of this SECTION 5.13(A): (A)

"SUBSTANTIAL EVENT" shall mean, (i) a fraud by or the willful and material breach of this Agreement by the Company or the other Transaction Agreements by the shareholders party thereto; (ii) the termination or resignation or loss or threatened resignation of the Key Employees; (iii) the termination, resignation or loss since March 13, 2000 of 15% or more of the employees of the Company,
(iv) the cancellation, termination, non-renewal, material reduction in, or other loss of any contract or other agreement with a Material Customer or Material Supplier of Company and its subsidiaries for the supply of products and services; or (v) any loss, cost, liability, expense or other claim against the Company and its subsidiaries (including a breach of the representation and warranties hereunder) that could reasonably be expected to exceed $12,000,000;
(vi) a Force Majeure Event preventing closing shall continue for more than 30 days after June 1, 2000 or; (vii) termination of this Agreement pursuant to
SECTION 8.1(A)(1)(V) OR (VI) or (viii) the condition in SECTION 6.02(F) shall not have been fulfilled and (B) a "MATERIAL CUSTOMER" or "MATERIAL SUPPLIER" is a customer or supplier whose aggregate purchases or sales exceed 35% of the total purchases or sales of Company.

     5.14 TERMINATION OF 401(K) PLAN. If requested by Parent Company will use its best efforts to terminate its 401(k) plan or other employee benefit plans prior to Closing.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

          (a) APPROVALS. All authorizations, consents, blue sky or state securities filings, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          (b) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity and remain in effect, and no litigation shall be pending the ultimate resolution of which is reasonably likely to (i) result in the issuance of such an order or injunction, or the imposition against the Company or Parent of substantial damages if the Merger is consummated, or (ii) render Parent, Merger Sub or the Company unable to consummate the Merger.

          (c) STATUTES. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would (i) make the consummation of the Merger illegal or (ii) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting period provisions.

     6.2 CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction of the following conditions, unless waived by Parent and Merger Sub:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in the Transaction Agreements that are qualified as to Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct except where the failure to be so true and correct would not have a Material Adverse Effect, in each case both as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case of such other date) as though made on the Closing Date (or such other date).

          (b) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Effect (either actual or as such condition has been represented pursuant to ARTICLE III hereof) taken as a whole on or before the Closing Date that shall not have been cured by the Closing Date, and Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company and Principal Shareholders shall have performed all obligations and covenants required to be performed by them under the Transaction Agreements prior to the Closing Date, and Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

          (d) OPINION OF THE COUNSEL. Parent shall have received an opinion dated the Closing Date of Pillsbury Madison & Sutro LLP, counsel to the Company, in form and substance reasonably satisfactory to Parent.

          (e) TAX CERTIFICATES. Company shall, prior to the Closing Date, have provided Parent with a properly executed FIRPTA Certificate, substantially in the form of EXHIBIT C-1, which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897 (c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such certificate, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of EXHIBIT C-2 along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

          (f) SHAREHOLDER APPROVAL. This Agreement and the other Company Agreements shall have been approved and adopted by the affirmative vote of the holders of at least Seventy-five percent (75%) of each class of the then outstanding shares of the Company's Capital Stock. Any agreements or arrangements that may result in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of the Company as is required by the terms of Code Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code Section 280(G)(b)(5)(B) and the proposed Treasury

Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations.

          (g) CONSENTS. Parent shall have received duly executed copies of all necessary third-party consents and approvals contemplated by this Agreement or the Company Schedules in form and substance reasonably satisfactory to Parent.

          (h) PROPRIETARY AGREEMENTS. All the Company service providers shall have entered into Parent's standard proprietary information and inventions agreement provided by Parent's counsel.

          (i) EMPLOYMENT DOCUMENTS. Richard Okumoto and the Company shall have executed an amendment to the contract of employment of Richard Okumoto, in substantially the form attached as EXHIBIT D and shall have executed a waiver agreement in respect of any "excess parachute" payments for the purposes of
Section 280G of the Code, in substantially the form of EXHIBIT E.

          (j) NON-COMPETE. Each of Thomas Garza, Michael Morter, Richard Okumoto, Gordon Leak, Peter Hancock and Charles Ackerman (the "KEY EMPLOYEES") shall have executed and delivered to Parent a Non-Competition Agreement in form and substance satisfactory to Parent.

          (k) SUCCESSOR BOARD AND OFFICERS. The composition of the Board of Directors of the Surviving Corporation and the officers of the Surviving Corporation (each as set forth in the Agreement of Merger) shall have been expressly approved by the requisite majority of the shareholders and Board of Directors of the Company.

          (l) EMPLOYEES. (i) None of the Key Employees and (ii) no more than 15% of the employees employed by the Company and its subsidiaries as of March 13, 2000, shall have ceased to be employed or expressed an intention to terminate their employment with the Company.

          (m) CONVERSION OF SERIES A PREFERRED STOCK AND COMPANY WARRANTS. All Series A Preferred Stock shall have been converted to Company Common Stock and all Company Warrants shall have been fully exercised.

     6.3 CONDITIONS OF OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of the Constituent Corporations set forth in this Agreement that are qualified as to Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct except where the failure to be so true and correct would not have a Material Adverse Effect (as defined in ARTICLE IV), in each case both as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case of such other date) as though made on the Closing Date (or such other date).

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations and covenants required to be performed by them under this Agreement and the Agreement of Merger prior to the Closing Date.

     6.4 EFFECT OF CLOSING The Agreement of the Parent to effect the Merger not withstanding the failure of the Company or any other person to satisfy all of the condition set forth in this ARTICLE VI or any breach of the Transaction Agreements shall not be treated as a waiver of or as otherwise impairing any rights or remedies of Parent pursuant to this Agreement (including ARTICLE VII) or any other Transaction Agreement or otherwise in any way relating to such condition or non-performance or breach.

                                  ARTICLE VII

                   RECOUPMENT, HOLDBACK AND RELATED MATTERS

     7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; RECOUPMENT, ETC.

          (a) By their approval of this Agreement and their acceptance of any portion of the Merger Consideration Per Share, each of the shareholders of the Company as of immediately prior to the Effective Time of Merger (each a "SHAREHOLDER") acknowledges and agrees that the Merger Consideration Per Share into which Shareholders' shares in the Company are converted upon the consummation of the Merger is intended to be an amount net of any Damages (as defined below) recoverable by the Protected Parties (as defined below) hereunder. Accordingly the right of any Shareholder to receive any portion of the Aggregate Merger Consideration is subject to the right of the Parent to recoup such Damages. By accepting any portion of the Merger Consideration Per Share, each Shareholder is accepting the provisions of this Agreement (including this ARTICLE VII) that reduce the net amount that is ultimately payable as consideration for the Merger, and acceptance by any Shareholder of benefits pursuant to this Agreement binds that Shareholder to this unilateral contract and entitles the Protected Parties to recovery (described here as "recoupment") on account of any Damages as provided herein. The acceptance of the provisions of this Agreement (including this ARTICLE VII) is a condition to the right of any Shareholder to receive any Merger Consideration Per Share. The parties hereto and the Shareholders further acknowledge and agree that, in determining the amount of any Damages suffered by the Parent, the Company or Merger Sub and each of their respective affiliates (other than the Shareholders or Shareholders' Agent) (each a "PROTECTED PARTY"), the amount of any Damages (as defined below), and the amount of any recoupment hereunder, shall be determined, and the arbitrator shall review such questions on, the same basis as if the Shareholders had agreed to indemnify, reimburse, defend and hold harmless the Protected Parties against such Damages. Nothing herein permits the Protected Parties as a group to receive a double or multiple recovery on account of the same item of loss included in any Damages from the Shareholders.

          (b) Notwithstanding any investigation conducted at any time witH regard thereto by or on behalf of any Protected Party, all representations and warranties (as modified by the Company Schedules) and covenants and agreements of the Company and the Shareholders, shall survive the execution, delivery, and performance of the Transaction Agreements. No investigation made by or on behalf of and no information supplied to or knowledge of any Protected Party with respect to the Company and its subsidiaries or any Shareholder shall be deemed to affect Parent's or Merger Sub's reliance on the representations and warranties (as modified by the Company Schedules) and covenants and agreements made by the Company and any Shareholder contained in this Agreement or any other Transaction Agreement and shall not be a waiver of any Protected Party's rights to any recoupment as herein provided for the breach or inaccuracy of, or failure to perform or comply with any of the Company's or any Shareholder's representations and warranties (as modified by the Company Schedules) or covenants or agreements in this Agreement or the other Transaction Agreements.

          (c) As used in this ARTICLE VII, any reference to a representation, warranty, agreement or covenant contained in any section of this Agreement shall include the schedules attached hereto.

          (d) For the purposes of this Agreement, the right to recoup against and reduce the Holdback (as defined in SECTION 7.3) in accordance with this
ARTICLE VII in respect of Damages shall be the sole remedy available to any Protected Party against a Shareholder, except; (i) in the case of actions for specific performance of any agreement, or (ii) to the extent provided in any Shareholder Agreement, or (iii) in the case of any Damages based on a breach of or inaccuracy in the representations in Section 3.2(c) resulting in an over or under-payment to any Shareholder of Adjusted Aggregate Merger Consideration.

          (e) Each of the Shareholders waives and acknowledges and agrees that it shall not have and shall not exercise or assert, any right of contribution, indemnity or other right or remedy against Surviving Corporation in connection with any recoupment or other liability to which it may become subject, pursuant to this ARTICLE VII, or under any officer's closing certificates, all of which claims and rights of the Shareholders against Surviving Corporation shall be waived and released by those Shareholders accepting any portion of the Adjusted Aggregate Merger Consideration.

     7.2 RECOUPMENT. Subject to SECTION 7.1(D) and the Holdback provisions herein, the Aggregate Merger Consideration shall be reduced by, and the Protected Parties shall be entitled to recoup therefrom, an amount equal to any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting from, imposed upon, or incurred or suffered, directly or indirectly, by any Protected Party, directly or indirectly, as a result of or arising from or in connection with any inaccuracy in or breach or nonfulfillment of or noncompliance with any of the representations and warranties (as modified by the Company Schedules), covenants, or agreements made by the Company or any Shareholders (as applicable) in the Transaction Agreements (collectively, "DAMAGES"). The term "Damages" is not limited to matters asserted by third parties against any Protected Party, but also includes Damages incurred or sustained in the absence of such third party claims. By accepting the benefits of this Agreement, the Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages, then (without limiting any rights of the Surviving Corporation) Parent shall also, by virtue of its ownership of the stock of the Surviving Corporation, have incurred Damages (provided that the Damages of Parent shall not include any Damages also suffered by Surviving Corporation to the extent that Surviving Corporation has been made whole in respect thereof pursuant to this SECTION 7.2). Nothing herein permits the Protected Parties as a group to receive a double or multiple recovery on account of the same item of loss included in any Damages from the Shareholders.

     7.3 HOLDBACK. At Closing the Parent will holdback from the Aggregate Merger Consideration an amount equal to $8,000,000 (the "Holdback"). The Holdback will be maintained by Parent as a restricted reserve in its accounts, but shall not be deemed paid or payable as Merger Consideration Per Share unless and until released in accordance with the terms of this Article VII and shall remain an inchoate right subject to recoupment by the Protected Parties in respect of Damages in accordance with this Agreement. Only the Adjusted Aggregate Merger Consideration is ultimately the purchase price payable under this Agreement. The Holdback shall be deemed to accrue interest on the outstanding balance thereof from the Closing until distributed in accordance with this Article VII at a rate equal to the rate of interest per annum payable on a one year U.S. Treasury Bill as of the Closing Date. However, the Holdback is not earned or payable as a purchase price prior to the ultimate calculation of the Adjusted Aggregate Merger Consideration through recoupment of the Damages in accordance with this Agreement, and this reference to interest on the Holdback is merely for convenience of the parties.

     7.4 HOLDBACK PERIOD The Holdback will be maintained for a period of one year after the Closing (the "HOLDBACK PERIOD"). Upon termination of the Holdback Period the Parent shall pay to the Shareholders, ratably in accordance with their interest, the balance of the Holdback (including any interest deemed to have accrued thereon in accordance with SECTION 7.3) less the amount of any Damages (determined in accordance with the claims procedure set forth in this ARTICLE VII) provided, however, that if upon expiration of the Holdback Period any Claims (as defined below) are pending or unresolved at the time of such expiration (each an "UNRESOLVED CLAIM"), the Parent shall be entitled to withhold from any payment otherwise due to the Shareholders, and retain as a Holdback, a portion of the Holdback equal to 125% of each Unresolved Claim until such time as the amount of such Unresolved Claims is finally resolved in accordance with this ARTICLE VII. The right to receive any portion of the Holdback is a part of the consideration in the Merger and shall be transferable or assignable only upon submission of evidence of such transfer or assignment reasonably satisfactory to Parent.

     7.5 CLAIMS UPON THE HOLDBACK. In the event that a Protected Party shall assert a claim to recover, and recoup against the Holdback, on account of any Damages (a "CLAIM"), the Parent shall deliver a notice of such claim (a "CLAIM NOTICE") to the Shareholder Representative (as defined below). The Claim Notice shall set forth (i) a brief description of the material circumstances supporting such Claim and (ii) to the extent possible a non-binding preliminary estimate of the dollar amount of such Claim (the "CLAIM AMOUNT"). Within 15 days after delivery of a Claim Notice the Shareholder Representative shall deliver to Parent a notice (a "RESPONSE NOTICE") specifying if and to what extent the Claim referenced in such Claim Notice is disputed. If a Response Notice is not delivered within such 15 days then such Claim will be deemed to have been accepted by the Shareholders and Shareholders' Agent and the Parent will be entitled to reduce and recoup against the Holdback (and retain for itself) an amount equal to the relevant Claim Amount.

     7.6  RESOLUTION OF CONFLICTS; ARBITRATION.

          (a) In case the Shareholders' Agent shall object in a Response Notice to any Claim or Claims, the Shareholders' Agent and Parent shall attempt in good faith for ten (10) days to agree upon the rights of the respective parties with respect to each of such Claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and Parent shall be entitled to reduce the Holdback and recoup on account of such Claim(s) to the extent provided therein.

          (b) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator, PROVIDED, that, if the amount in dispute exceeds $500,000 the arbitration shall be conducted by three arbitrators (one appointed by each of the Parent and the Shareholders' Agent and the third appointed by the other two arbitrators). The decision of the arbitrator(s) as to the validity and amount of any claim in a Claim Notice shall be binding and conclusive upon the parties to this Agreement, the Shareholder's Representative and the Shareholders. Parent shall be entitled to act in accordance with such decision and make payments out of or reduce and recoup against the Holdback in accordance therewith.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara, Alameda or San Francisco County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this SECTION 7.6(C), in any arbitration hereunder in which any claim or the amount thereof stated in the Claim Notice is at issue, Parent shall be deemed to be the Non-Prevailing Party unless the arbitrators award Protected Parties more than one-half (1/2) of the amount in dispute plus any amounts not in dispute; otherwise, the Shareholders shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

     7.7  SHAREHOLDERS' AGENT.

          (a) Gordon Leak shall be constituted and appointed as agent ("SHAREHOLDERS' AGENT") for and on behalf of the Shareholders to give and receive notices and communications, to authorize the Parent to reduce the Holdback in satisfaction of claims for Damages by Protected Parties, to object to such claims, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agent may be changed by the holders of a majority in interest of the Holdback from time to time upon not less than ten (10) days' prior written notice to Parent. No bond in favor of the Shareholders shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholders.

          (b) The Shareholders' Agent shall not be liable to the Shareholders for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall jointly and severally indemnify the Shareholders Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

     7.8 ACTIONS OF THE SHAREHOLDERS' AGENT. A decision, act, consent or instruction of the Shareholders' Agent (with respect to a matter within the Shareholders' Agent's scope of authority pursuant to SECTION 7.7(A))shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Parent may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Parent is hereby relieved and released from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

     7.9  PROCEDURE WITH RESPECT TO THIRD-PARTY CLAIMS.

          In the event Parent becomes aware of a third-party claim which Parent believes may result in a Claim, Parent shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent shall be entitled, at its expense, subject to reimbursement by the Shareholders as described below, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld or delayed. Shareholders' Agent shall be entitled to assume the defense of such claim; provided, that, (a) such claim does not relate to intellectual property rights or employees of Parent or its affiliates, (b) Shareholders' Agent shall not, in whole or in part, settle such claim without the prior written consent of Parent (not to be unreasonably withheld or delayed) and (c) any such assumption of the defense shall be deemed to be an acceptance of the Claim (subject only to the quantification of the amount of the Damages). The Shareholders' Agent shall have the right to engage legal counsel to advise and represent him and the Shareholders in connection with any such disputed third party claim and shall be entitled to recover fees and expenses of such counsel as a claim against the Holdback hereunder to the extent of any remaining amount otherwise available for distribution to the Shareholders after the recoupment and satisfaction in full of all Damages and before distribution to the Shareholders. In the event that the Shareholders' Agent has consented to any settlement, neither the Shareholders' Agent nor any Shareholder shall have the power or authority to object under SECTION 7.6 or any other provision of this Agreement to the amount of any claim by Parent against the Holdback for recoupment with respect to such settlement. Notwithstanding the foregoing, none of the Protected Parties shall have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (ii) the rights of the

Protected Parties under this Agreement (including this ARTICLE VII) and to recoupment against the Holdback in respect of Damages resulting from the assertion of liability by third parties shall not be adversely affected by Protected Parties' failure to give timely notice pursuant to the foregoing unless, and, if so, only to the extent that, such Shareholders or the Shareholders' Agent, respectively, are actually and materially prejudiced thereby.

     7.10 THRESHOLD.

          No recoupment against the Holdback shall be made until the aggregate amount of Damages (when aggregated with any Damages subject to the indemnity pursuant to SECTION 3 of the Shareholders' Agreements) exceeds $300,000, whereupon such Protected Parties shall be entitled to recoupment for and the Holdback may be reduced (in accordance with this ARTICLE VII) in respect of, all such Damages (including the initial $300,000).

     7.11 CLAIMS UNDER SHAREHOLDER AGREEMENTS. The provisions of this ARTICLE VII are without prejudice to any rights or remedies under the Shareholder Agreements. Any determination or decision expressed in Sections 7.5, 7.6 and 7.8 to be a decision of, or binding on, the "Shareholders" shall not be treated as a decision of, or as binding on, any Shareholder in his individual capacity as a party to a Shareholder Agreement (in such capacity an "INDIVIDUAL SHAREHOLDER") to the extent that any determination relates to the fraudulent nature or willfulness of any misrepresentation or breach or other action by such Individual Shareholder.

                                  ARTICLE VIII

                                   TERMINATION

     8.1  TERMINATION.

          (a) Subject to SECTION 5.13, this Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the Shareholders of the Company and Merger Sub:

               (i) by mutual agreement of the Boards of Directors of Parent and the Company;

               (ii) by Parent, if there has been a breach by the Company or any of the relevant Principal Shareholders of any representation, warranty, covenant or agreement set forth in this Transaction Agreements that would cause the condition set forth in SECTIONS 6.2(A) or 6.2(C) not to be satisfied, and the Company or relevant Principal Shareholder fails to cure within ten (10) business days after notice thereof is given by Parent (except that no cure period shall be provided for a breach by the Company or the relevant Principal Shareholders which by its nature cannot be cured);

               (iii) by Parent or the Company, if the Closing has not occurred by June 1, 2000 provided that such failure is not the result of the failure by the terminating party (or the relevant Principal Shareholders in the case of termination by the Company) to comply with any covenant or obligation set forth in the Transaction Agreements;

               (iv) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement that would cause the conditions set forth in SECTIONS 6.3(A) or 6.3(B) not to be satisfied, and which Parent or Merger Sub, as the case may be, fails to cure within ten (10) business days after notice thereof is given by the Company (except that no cure period shall be provided for a breach by Parent which by its nature cannot be cured);

               (v) by the Company or Parent, if any permanent injunction or other order of a court preventing the Merger shall have become final and nonappealable or any statute, rule, regulation or order shall have made the consummation of the Merger illegal or otherwise render the Parent, Merger Sub or Company unable to consummate the Merger (excluding any waiting periods); or

               (vi) by the Company or Parent, if any Governmental Entity shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any litigation shall be pending, the ultimate resolution of which is likely in Parent's opinion to (i) result in the issuance of such an order or injunction, or the imposition against the Surviving Corporation or Parent of substantial damages if the Merger is consummated, or (ii) render Parent, Merger Sub or the Company unable to consummate the Merger.

               (vii) by Parent, if a Material Adverse Effect shall have occurred since the date of this Agreement.

          (b) Where action is taken to terminate this Agreement pursuant to this SECTION 8.1, it shall be sufficient authorization for such action to be authorized by the Board of Directors of the party taking such action.

          (c)  In the event of termination of this Agreement as provided in this
SECTION 8.1 or a failure to meet all of the closing conditions, this Agreement shall forthwith become null and void; provided, however, that the agreements contained or referred to in SECTIONS 5.4, 5.11, 5.12, AND 5.13 shall survive.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Without prejudice to the provisions of ARTICLE VII and except as set forth in this Agreement, all representations, warranties, covenants and agreements made by the parties in this Agreement (each as modified by the Company Schedules) shall terminate at the time of Closing.

     9.2 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the shareholders of the Company and Merger Sub; provided, however, that following approval of the Merger by the shareholders of the Company and Merger Sub, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.3 EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, each of the Company and Parent, to the extent legally allowed, (a) may extend the time for the performance of any of the obligations or other acts of the other, (b) may waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and
(c) may waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the same day if delivered personally,
(b) three (3) business days after being mailed by registered or certified mail (return receipt requested), or (c) on the same day if sent by telecopy, confirmation received, to the parties at the following addresses and telecopy numbers (or at such other address or number for a party as shall be specified by like notice):

          If to Parent or Merger Sub, to:

               Credence Systems Corporation
               215 Fourier Avenue
               Fremont, CA  94539
               Attention:  General Counsel
               Telephone No.:  (510) 623-6020
               Facsimile No.:   (510) 623-4837

          with a copy to:

               Credence Systems Corporation
               215 Fourier Avenue
               Fremont, CA  94539
               Attention:  President

               Telephone No.:  (510) 623-4860
               Facsimile No.:   (510) 623-4837

          and to:

               Brobeck, Phleger & Harrison LLP
               Spear Street Tower
               One Market
               San Francisco, California  94105
               Attn:  G. Larry Engel, Esq.
               Telephone No.:  (415) 442-0900
               Facsimile No.:  (415) 442-1010

          with a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, California  94303
               Attn:  Warren T. Lazarow, Esq.
               Telephone No.:  (650) 424-0160
               Facsimile No.:  (650) 496-2885

          If to the Company, to:

               TMT, Inc.
               435 Lakeside Drive
               Sunnyvale, CA  94086
               Attn:  Richard Okumoto
               Telephone No.:  (408) 730-5000
               Facsimile No.:  (408) 730-5650

          with a copy to:

               Lee Katzman, Esq.
               Pillsbury Madison & Sutro LLP
               2550 Hanover Street
               Palo Alto, CA  94304-1115
               Telephone No.:  (650) 233-4508
               Facsimile No.:  (650) 233-4545

          If to any Shareholder or to the Shareholders' Agent, to:

               Gordon Leak
               c/o TMT, Inc.
               435 Lakeside Drive
               Sunnyvale, CA  94086

               Telephone No.:  (408) 730-5000
               Facsimile No.:   (408) 730-5650

     9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such references shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     9.7 ENTIRE AGREEMENT. This Agreement, the Transaction Agreements and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including the Letter of Intent dated March 12, 2000), both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

     9.8 NO TRANSFER. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.9 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     9.10 OTHER REMEDIES. Any and all remedies set forth in this Agreement and the other Transaction Agreements expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

     9.11 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement and the other Transaction Agreements.

     9.12 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

     9.13 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California (without giving effect to its choice of law principles).

     9.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER COMPANY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER COMPANY AGREEMENTS OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER COMPANY AGREEMENTS. A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TOT TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

                            [Signature pages follow]

          IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholders have caused this Agreement to be signed all as of the date first written above.

                                       CREDENCE SYSTEMS CORPORATION



                                       By:  /s/ Graham Siddall
                                          ------------------------------------

                                       CHAMPAGNE ACQUISITION CORP.



                                       By:  /s/ Graham Siddall
                                          ------------------------------------

                                       TMT, INC.



                                       By:  /s/ Richard Okumoto
                                          ------------------------------------












            [Signature page to Agreement and Plan of Reorganization]